Filed Pursuant to Rule 424(b)(2)
Registration No. 333-248233

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.400% Senior Notes due 2031	$500,000,000	99.514%	$497,570,000	$54,285

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 21, 2020)

$500,000,000

2.400% Senior Notes due 2031

The notes will mature on March 15, 2031 unless earlier redeemed or repurchased in whole as described herein and will bear interest at the rate of 2.400% per year. Interest on the notes is payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2021. We may redeem some or all of the notes at the applicable redemption prices described herein under “Description of the Notes—Optional Redemption.” If we experience a change of control triggering event (as defined herein), we will be required to offer to purchase the notes from holders at 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase, unless we have exercised our option to redeem the notes in whole. See “Description of the Notes—Repurchase Upon Change of Control Trigger Event.”

The notes will be our senior unsecured obligations and will rank equally with our existing and future senior unsecured indebtedness. The notes will be denominated in U.S. dollars and issued only in minimum denominations of $2,000 and integral multiples of $1,000 thereafter.

Investing in the notes involves risks that are described under “Risk Factors” beginning on page S-5 and the risk factors incorporated by reference in this prospectus supplement and the accompanying base prospectus.

	Per Note	Total
Public offering price(1)	99.514%	$497,570,000
Underwriting discount	0.650%	$3,250,000
Proceeds (before expenses) to us(1)	98.864%	$494,320,000

(1)	Plus accrued interest from March 9, 2021, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying base prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

The underwriters expect to deliver the notes to purchasers in book-entry only form through the facilities of The Depository Trust Company and its direct and indirect participants, including Clearstream Banking, S.A., and Euroclear Bank, SA/NV, as operator of the Euroclear System, on or about March 9, 2021.

Joint Book-Running Managers

Deutsche Bank Securities	BofA Securities
Wells Fargo Securities	Rabo Securities

Co-Managers

PNC Capital Markets LLC	RBC Capital Markets
Regions Securities LLC	Siebert Williams Shank
Truist Securities

The date of this prospectus supplement is March 2, 2021

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone to provide you with any different or additional information. The information in this prospectus supplement, the accompanying base prospectus and such free writing prospectus and the documents incorporated by reference are only accurate as of their respective dates. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

The distribution of this prospectus supplement, the accompanying base prospectus and such free writing prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement, the accompanying base prospectus and such free writing prospectus may only be used where it is legal to sell these securities. This prospectus supplement, the accompanying base prospectus and such free writing prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of the notes and the offering thereof and certain other matters relating to us. The second part, the accompanying base prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the notes we are offering at this time. The accompanying base prospectus is part of a registration statement that we filed with the SEC using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell debt securities in one or more offerings. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of the notes in the prospectus supplement differs from the description of the debt securities in the accompanying base prospectus, you should only rely on the information in the prospectus supplement. You should read this entire prospectus supplement, as well as the accompanying base prospectus and the documents incorporated by reference that are described under “Incorporation by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying base prospectus.

In this prospectus supplement and the accompanying prospectus, references to “we,” “our,” “us,” the “company” or “Flowers Foods” refer to Flowers Foods, Inc. and its consolidated subsidiaries, unless otherwise indicated or unless the context requires otherwise.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. Solely for convenience, some of the trademarks, trade names and copyrights referred to in this prospectus supplement, the accompanying base prospectus or the documents incorporated herein or therein by reference are listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trademarks and trade names.

Notice to Prospective Investors in the European Economic Area

This document and any related free writing prospectus is not a prospectus for the purposes of the Prospectus Regulation (as defined below). This document and any related free writing prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this document and any related free writing prospectus may only do so with respect to Qualified Investors. Neither us nor the underwriters have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA—The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined

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in the Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

This document and any related free writing prospectus is not a prospectus for the purposes of the UK Prospectus Regulation (as defined below). This document and any related free writing prospectus have been prepared on the basis that any offer of notes in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly any person making or intending to make an offer in the United Kingdom of notes which are the subject of the offering contemplated in this document and any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither us nor the underwriters have authorized, nor do they authorize, the making of any offer of notes other than to UK Qualified Investors. The expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (“EUWA”).

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of EUWA; or (ii) a customer within the meaning of the provisions of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a UK Qualified Investor. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the note or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

The communication of this document and any related free writing prospectus relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who are UK Qualified Investors and have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be communicated under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to,

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and any investment or investment activity to which this document and any related free writing prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document and any related free writing prospectus or any of their contents.

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INCORPORATION BY REFERENCE

Information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying base prospectus, except for any information modified or superseded by information in this prospectus supplement, the accompanying base prospectus or any documents subsequently filed with the SEC. The incorporated information is an important part of this prospectus supplement, and information that we file with the SEC prior to the termination of the offering of the notes will automatically update and modify or supersede, as applicable, this information. This prospectus supplement and the accompanying base prospectus incorporate by reference the information in the following documents (other than information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended January 2, 2021; and

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 8, 2020.

In addition, any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information deemed to be furnished and not filed under SEC rules), prior to the termination of the offering of the notes will be incorporated by reference into this prospectus supplement and the accompanying base prospectus.

This prospectus supplement and the accompanying base prospectus contain summaries of provisions contained in some of the documents discussed in this prospectus supplement and the accompanying base prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of certain of the documents referred to in this prospectus supplement and the accompanying base prospectus have been filed with or are incorporated by reference as exhibits to the registration statement. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

You may obtain without charge a copy of documents that are incorporated by reference in this prospectus supplement and the accompanying base prospectus by requesting them in writing at the following address: Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757, Attn: Investor Relations Department or by telephone at (229) 226-9110. These documents may also be accessed through our website at www.flowersfoods.com. Information contained on our website is not intended to be incorporated by reference in, and should not be considered a part of, this prospectus supplement or the accompanying base prospectus. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Any documents we file with the SEC may be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

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FORWARD-LOOKING STATEMENTS

Statements contained in, or incorporated by reference in, this prospectus supplement and the accompanying base prospectus that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our future financial condition and results of operations and the ultimate impact of the novel strain of coronavirus (“COVID-19”) on our business, results of operations and financial condition and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable.

Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in this prospectus supplement, the accompanying base prospectus and the documents incorporated herein and therein by reference and may include, but are not limited to:

•

unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues); and (7) accounting standards or tax rates in the markets in which we operate;

•

the ultimate impact of the COVID-19 outbreak and measures taken in response thereto on our business, results of operations and financial condition, which are highly uncertain and are difficult to predict;

•	the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products;

•	changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store branded products;

•	the level of success we achieve in developing and introducing new products and entering new markets;

•	our ability to implement new technology and customer requirements as required;

•	our ability to operate existing, and any new, manufacturing lines according to schedule;

•

our ability to execute our business strategies, which may involve, among other things, (i) the integration of acquisitions or the acquisition or disposition of assets at presently targeted values, (ii) the deployment of new systems and technology, and (iii) an enhanced organizational structure;

•	consolidation within the baking industry and related industries;

•	changes in pricing, customer and consumer reaction to pricing actions, and the pricing environment among competitors within the industry;

•

disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body that could affect the independent contractor classifications of the independent distributors;

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•	increasing legal complexity and legal proceedings that we are or may become subject to;

•	increases in employee and employee-related costs;

•	the credit, business, and legal risks associated with independent distributors and customers, which operate in the highly competitive retail food and foodservice industries;

•

any business disruptions due to political instability, pandemics, armed hostilities, incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events;

•

the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems or risks associated with the planned implementation of a new enterprise resource planning system; and

•	regulation and legislation related to climate change that could affect our ability to procure our commodity needs or that necessitate additional unplanned capital expenditures.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the SEC) for other factors that may cause actual results to differ materially from those projected by the company. Please refer to the factors discussed under the caption “Risk Factors” in this prospectus supplement and under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Form 10-K for the fiscal year ended January 2, 2021 for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity.

We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. Solely for convenience, some of the trademarks, trade names and copyrights referred to in this prospectus supplement, the accompanying base prospectus and the documents incorporated herein and therein by reference are listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, trade names and copyrights.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about our company and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase notes. We encourage you to read the entire prospectus supplement, the accompanying base prospectus and the documents that we have filed with the SEC that are incorporated herein and therein by reference before deciding whether to purchase notes.

Flowers Foods, Inc.

Flowers Foods founded in 1919 as a Georgia corporation and headquartered in Thomasville, Georgia, is currently the second-largest producer and marketer of packaged bakery foods in the United States (“U.S.”). Our principal products include breads, buns, rolls, snack cakes, and tortillas and are sold under a variety of brand names, including Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, Tastykake, and Mrs. Freshley’s. Our brands are among the best known in the baking industry. Many of our brands have a major presence in the product categories in which they compete. Flowers’ strategic priorities include developing our team, focusing on our brands, prioritizing our margins, and proactively seeking out smart, disciplined acquisitions and are described further in the following section. We believe executing on our strategic priorities will drive future growth and margin expansion and deliver meaningful shareholder value over time.

Our principal executive offices are located at 1919 Flowers Circle, Thomasville, Georgia 31757, and our telephone number at that address is (229) 226-9110. Our corporate website address is www.flowersfoods.com. The information on our website is not part of or incorporated by reference into this prospectus supplement or the accompanying base prospectus.

Recent Developments

COVID-19

On March 11, 2020, the World Health Organization declared the novel strain of coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide, which has led to adverse impacts on the U.S. and global economies. Due to the drastic change in consumer buying patterns as a result of the COVID-19 pandemic, we have experienced a favorable shift in sales mix to our branded retail products resulting in significant growth in income from operations in Fiscal 2020 as compared to Fiscal 2019. If, in future periods, there is a shift in mix away from our branded retail products to store branded and non-retail products, we expect that our results of operations, including our net sales, earnings and cash flows, could be negatively impacted.

In recognition and support of our frontline workers, we paid a total of $12.3 million in appreciation bonuses to eligible hourly and non-exempt employees, leased labor, and contract workers in Fiscal 2020. These appreciation bonuses are in addition to the company’s annual bonus program.

On April 14, 2020, we temporarily ceased production at our Tucker, Georgia bakery and on July 9, 2020, we temporarily ceased production at our Savannah, Georgia bakery. Both closures were due to an increase in the number of confirmed COVID-19 cases at these bakeries and the related increase in number of workers self-quarantining. Production resumed at the Tucker bakery on April 27, 2020 and at the Savannah Bakery on July 17, 2020. While our other bakeries were able to assist with meeting production needs in these instances, the closure of several of our bakeries across the country at one time or in close succession could negatively impact our ability to meet our production requirements.

While the ultimate health and economic impact of the COVID-19 pandemic remains highly uncertain, we expect that our business operations and results of operations, including our net sales, earnings and cash flows, will continue to be impacted by decreases in foodservice and other non-retail outlets sales. Foodservice sales are likely to remain under pressure until the restaurant industry returns to more normal operations. We cannot predict the timing and speed of the foodservice industry recovery, and any delay in the recovery could significantly impact our future results. We continue to actively monitor the collectability of our trade accounts receivables, particularly our foodservice customers. We may incur losses in the future if these customers are forced into financial distress or bankruptcy and cannot pay us or their other suppliers on a timely basis or at all.

We continue to actively monitor the global outbreak and spread of COVID-19 and are taking steps to mitigate the potential risks to us posed by its spread and related circumstances and impacts. We are focused on navigating these challenges presented by the COVID-19 global pandemic through the implementation of additional procedures at each of our locations to comply with U.S. Centers for Disease Control and Prevention recommendations. These procedures and actions include, but are not limited to, monitoring the symptoms of all team members and essential visitors entering our facilities, requiring face coverings, maintaining (where possible) six feet of distance, conducting enhanced cleaning and sanitizing of common areas and frequently touched surfaces, performing additional decontamination of work areas and equipment if there is a confirmed or presumptive case of COVID-19 at a facility, and other considerations. Certain non-production employees have also been working remotely to mitigate contact between personnel. Non-essential travel and non-essential visitors bans also were implemented to reduce potential exposure. We are considering the options available to us under the Families First Coronavirus Response Act, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), and the Consolidated Appropriations Act. As of the beginning of the second quarter of Fiscal 2020, we began taking advantage of deferrals of certain payroll tax payments in accordance with the CARES Act. In addition, we continue to evaluate the impact of certain tax credits that are available under these Acts. We have also availed ourselves of the deferral of federal income tax payments made available under an emergency declaration on March 13, 2020. The evolving COVID-19 pandemic could continue to impact our results of operations and liquidity; the operations of our suppliers, vendors, and customers; and our employees as a result of health concerns, quarantines, facility closures, and travel and logistics restrictions.

For a discussion of risks related to these matters, see “Risk Factors—The extent to which the outbreak of the novel strain of coronavirus (COVID-19) and measures taken in response thereto impact our business, results of operations and financial condition will depend on future developments, which are highly uncertain and are difficult to predict.”

The Offering

Issuer	Flowers Foods, Inc.

Securities Offered	$500.0 million aggregate principal amount of 2.400% Senior Notes due 2031.

Maturity	The notes will mature on March 15, 2031, unless earlier redeemed or repurchased in whole in accordance with “—Optional Redemption” or “—Repurchase Upon Change of Control Triggering Event,” respectively, below.

Interest	Interest on the notes will accrue from March 9, 2021 and will be payable semiannually in arrears on March 15 and September 15 of each year, beginning September 15, 2021.

Ranking	The notes will be our senior unsecured obligations and will rank equally with our existing and future senior unsecured indebtedness.

Use of Proceeds	We intend to use the net proceeds of this offering to redeem our outstanding $400 million of 4.375% Senior Notes due 2022 (the “2022 Notes”) and the balance of the net proceeds for general corporate purposes.

Optional Redemption	On any date prior to December 15, 2030 (three months prior to the stated maturity of the notes), we may redeem some or all of the notes at a price equal to the greater of (1) 100% of the principal amount of the notes redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if such notes matured on December 15, 2030 (exclusive of interest accrued to, but not including, the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable treasury rate (as defined herein) plus 20 basis points, plus, in each case, accrued and unpaid interest. At any time on or after December 15, 2030 (the date that is three months prior to the stated maturity of the notes), we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest.

Repurchase Upon Change of Control Triggering Event

If we experience a “change of control triggering event” (which is defined in this prospectus supplement and involves a change of control and related rating of the notes below investment grade), we will be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest unless we have exercised our option to redeem the notes in whole. See “Description of the Notes—Repurchase Upon Change of Control Triggering Event.”

Covenants	The base indenture and the officer’s certificate related to the notes (together, the “indenture”) will contain certain covenants that will, among other things, restrict our ability to:

•	incur certain debt secured by liens;

•	engage in certain sale-leaseback transactions; and

•	consolidate, merge or transfer all or substantially all of our assets.

These covenants will be subject to significant exceptions. See “Description of the Notes—Certain Covenants.”

Denominations	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No Listing of the Notes	The notes are a new issue of securities with no established trading market. We do not plan to list the notes on any securities exchange or to include them in any automatic quotation system.

Risk Factors	Investing in the notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors,” as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying base prospectus, before deciding whether to purchase the notes.

Conflicts of Interest	As described under “Use of Proceeds,” we intend to use the net proceeds of this offering to redeem our outstanding $400 million of 2022 Notes. Certain of the underwriters and affiliates of certain of the underwriters may be holders of our 2022 Notes. In such event, it is possible that more than 5% of the proceeds of this offering (not including the underwriting discount) may be received by any one underwriter or its affiliates. See “Underwriting—Conflicts of Interest.”

Trustee	Wells Fargo Bank, National Association.

Governing Law	New York.

RISK FACTORS

An investment in the notes involves risk. Prior to making a decision to purchase notes, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors, as well as the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended January 2, 2021, which are incorporated by reference into this prospectus supplement and the accompanying base prospectus. You should also refer to the other information in or incorporated by reference into this prospectus supplement and the accompanying base prospectus, including our consolidated financial statements and the related notes. Additional risks and uncertainties that are not yet identified may also impact us. The realization of any of these risks could materially and adversely affect our business, results of operations, liquidity, financial condition and prospects and the market value of your notes.

Risks Relating to the Notes

The notes are subject to prior claims of any secured creditors and the creditors and any preferred equity holders of our subsidiaries.

The notes are our unsecured general obligations, ranking equally with our other senior unsecured indebtedness and liabilities but effectively junior to any secured indebtedness (to the extent of the assets securing that indebtedness) and effectively junior to the debt and other liabilities and any preferred equity of our subsidiaries. At January 2, 2021, Flowers Foods had approximately $400 million outstanding principal amount of Senior Notes due 2026 (the “2026 Notes”), approximately $400 million outstanding principal amount of 2022 Notes, and $50 million outstanding pursuant to an unsecured credit facility. Flower Foods also had $114 million of secured indebtedness reflecting amounts outstanding under the accounts receivable securitization facility. The indenture governing the notes permits us and our subsidiaries to incur certain secured indebtedness that would be effectively senior to the notes upon any bankruptcy, liquidation, reorganization or other winding up. Accordingly, in the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors. If we or our subsidiaries incur any secured indebtedness, the assets pledged to secure that indebtedness will be subject to prior claims by our secured creditors. The incurrence of any additional debt or preferred equity may have important consequences to holders of notes, including making it more difficult for us to meet our payment obligations on the notes, potentially causing a loss in the market value of the notes and imposing a risk that any ratings assigned to the notes may be lowered, placed on negative outlook or withdrawn.

The indenture does not limit the amount of indebtedness that we and our subsidiaries may incur.

The indenture under which the notes will be issued does not limit the amount of indebtedness that we and our subsidiaries may incur. We and our subsidiaries are also permitted to incur certain secured indebtedness that would be effectively senior to the notes. In addition, our subsidiaries are permitted to issue preferred equity, which together with all liabilities of those subsidiaries, would be senior to our common equity in those subsidiaries, and, accordingly, effectively senior to the notes. The indenture does not contain any financial or other covenants that would afford the holders of the notes any protection in the event we participate in a highly leveraged or similar transaction, except as described under “Description of the Notes—Repurchase Upon Change of Control Triggering Event”, “Description of the Notes

—Limitations on Liens”, and “Description of the Notes —Limitations on Sale and Leaseback Transactions.” In addition, the indenture does not contain any restrictive covenants prohibiting or otherwise limiting our ability to repurchase common stock, pay dividends or make any payments on junior or other indebtedness.

Our existing and future indebtedness may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under the notes.

After giving effect to this notes offering and the application of proceeds, our total consolidated indebtedness at January 2, 2021 would have been approximately $1,053.3 million. Additionally, we have the ability under our existing revolving credit facility to incur substantial additional indebtedness in the future. Our level of indebtedness could have important consequences to you. For example, it could:

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	subject us to cross-defaults and cross-acceleration of the maturities of our debt and, in the case of secured debt, foreclosure of collateral upon default;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future and react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

Our historical financial results have been, and we anticipate that our future financial results will be, subject to fluctuations. Our ability to generate cash flow from operations is dependent on our ability to execute our business strategy and is also subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flow from operations or that future financing will be available to us on attractive terms, or at all, in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other business needs.

We may not be able to repurchase the notes upon a change of control triggering event.

Upon the occurrence of a change of control triggering event (as defined herein), each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes unless we have exercised our option to redeem the notes in whole. If we experience a change of control triggering event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to satisfy our obligations to repurchase the notes would result in an event of default under the indenture, and thereby could have material adverse consequences for us and the holders of the notes and would trigger cross-defaults under our revolving credit facility. See “Description of the Notes—Repurchase Upon Change of Control Triggering Event.”

We are a holding company and depend on our subsidiaries to satisfy our cash needs including our ability to make the necessary payments under the notes.

All of our operations are conducted through our subsidiaries. As a result, our ability to service our indebtedness, including our obligations under the notes, is dependent on the earnings and cash flow of our subsidiaries and payments to us from our subsidiaries in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, loans, advances or other payments, and the lack of such payments would significantly affect our ability to meet our payment obligations on the notes. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual prohibitions or other restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ business considerations. Finally, changes in the laws of foreign jurisdictions in which we operate may adversely affect the ability of some of our foreign subsidiaries to repatriate funds to us.

An active trading market for the notes may not develop or be maintained.

There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that an active trading market for the notes will ever develop or be maintained. Further, there can be no assurance as to the liquidity of any trading market that may develop for the notes or your ability to sell your notes when and at the price desired. Future trading prices of the notes will depend on many factors, including our financial condition, liquidity and results of operations and the then-current ratings assigned to the notes. Any trading market for the notes will also be affected by other factors, including, without limitation:

•	the time remaining to the maturity of the notes;

•	the outstanding principal amount of the notes;

•	the terms related to optional redemption or repurchase of the notes;

•	the market for similar debt securities of comparable companies; and

•	the level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease market-making at any time in their sole discretion without notice to, or the consent of, noteholders.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debt when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised, placed on negative outlook or withdrawn at any time by the issuing agency. Downgrading or withdrawal of our credit ratings or placing us on negative outlook for possible future downgrading would increase our cost of financing, limit our access to the capital markets and have a negative effect on the market value of the notes. Each agency’s rating should be evaluated independently of any other agency’s rating.

We may choose to redeem the notes prior to maturity.

We may redeem some or all of the notes at any time prior to their maturity. See “Description of the Notes—Optional Redemption.” If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed.

A disruption in the operation of our direct-store-delivery (“DSD”) distribution system could negatively affect our results of operations, financial condition and cash flows.

A material negative change in our relationship with the independent distributors, litigation or one or more adverse rulings by courts or regulatory or governmental bodies in any of the jurisdictions in which we operate regarding our independent distributorship model, including actions or decisions that could affect the independent contractor classifications of the independent distributors, or an adverse judgment against the company for actions taken by the independent distributors, could materially and negatively affect our financial condition, results of operations and cash flows.

We are subject to increasing legal complexity and could be party to litigation that may adversely affect our business.

Increasing legal complexity may continue to affect our operations and results in material ways. We are or could be subject to legal proceedings that may adversely affect our business, including class actions, administrative proceedings, government investigations, securities laws, employment and personal injury claims, disputes with current or former suppliers, claims by current or former distributors, and intellectual property claims (including claims that we infringed another party’s trademarks, copyrights, or patents). Inconsistent standards imposed by governmental authorities can adversely affect our business and increase our exposure to litigation. Litigation involving our independent distributor model and the independent contractor classification of the independent distributors, as well as litigation related to disclosure made by us in connection therewith, if determined adversely, could increase costs, negatively impact our business prospects and the business prospects of our distributors and subject us to incremental liability for their actions. We are also subject to the legal and compliance risks associated with privacy, data collection, protection and management, in particular as it relates to information we collect when we provide products to customers.

The extent to which the outbreak of the novel strain of coronavirus (COVID-19) and measures taken in response thereto impact our business, results of operations and financial condition will depend on future developments, which are highly uncertain and are difficult to predict.

COVID-19 has spread throughout the world, including the U.S., and has resulted in governmental and other regulatory authorities throughout the U.S. implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter-in-place orders, and shutdowns. These measures have impacted and may further impact the consumer, our workforce and operations, as well as the workforce, operations and financial prospects of our customers, vendors and suppliers. There is considerable uncertainty regarding such measures and potential future measures, such as restrictions on our access to our manufacturing facilities or on our support operations or workforce, or similar limitations for our customers, vendors and suppliers. The spread of COVID-19 has caused us to modify our business practices (including temporary bakery closures and restricting production at certain bakeries, restricting employee travel, developing social distancing plans for our employees, and cancelling physical participation in meetings, events and conferences), and we may take further actions as may be required by governmental and other regulatory authorities or as we determine are in the best interests of our employees, customers, vendors and suppliers. We can provide no assurance that such measures will be sufficient to mitigate the risks posed by the virus or will otherwise be satisfactory to governmental authorities.

COVID-19 has had, and will continue to have, a widespread and broad-reaching effect on the economy and our business. Some of the impacts our business has experienced, is experiencing or may experience as a result of COVID-19 include, but are not limited to, the following:

•

We have experienced a favorable shift in sales mix to our branded retail products due to the change in consumer buying patterns as a result of the COVID-19 pandemic, which has positively impacted our business operations, including our sales, operating income and cash flows, and if there is a shift in mix away from our branded retail products to store branded and non-retail products, we expect that our results of operations, including our net sales, earnings and cash flows, could be negatively impacted;

•

Many of our foodservice customers have closed or restricted operations, which has adversely impacted our revenues from these customers, and has impacted, and could continue to impact, our ability to collect payment from these customers;

•

Consumer fears about contracting the disease have altered preferences and spending habits, including significant increases in purchases of fresh and frozen breads during the pendency of quarantines, shelter-in-place orders and other shutdowns; and these trends may not continue or may pull forward demand for our products from future periods, which could negatively affect our performance in future periods if consumers were to purchase fewer products from us;

•

We have experienced, and may experience in the future, temporary facility closures or partial shutdowns in response to government mandates in certain jurisdictions in which we operate and in response to positive diagnoses for COVID-19 in certain facilities for the safety of our employees;

•

Our distribution networks, including our DSD distribution system and our warehouse delivery system, where we manage our inventory, or the operations of our logistics and other service providers may be disrupted, temporarily closed or experience worker shortages;

•

Disruptions to our suppliers that supply our ingredients, packaging, and other materials necessary to produce, distribute, and sell our products may affect the ability of our suppliers to fulfill their obligations to us and may cause disruptions to our operations; and

•	We also implemented a work from home policy for many of our corporate employees, which may negatively impact productivity and cause other disruptions to our business.

The extent to which the spread of COVID-19 impacts our business, results of operations and financial condition will depend on future developments, which are highly uncertain and are difficult to predict, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, we may continue to experience materially adverse impacts to our business as a result of the virus’s global economic impact, including the availability of credit, adverse impacts on our liquidity and any recession that has occurred or may occur in the future. Any of these events could exacerbate the other risks and uncertainties described herein, or in other reports filed with the SEC from time to time, and could materially adversely affect our business, results of operations and financial condition.

USE OF PROCEEDS

The net proceeds to us from the sale of the notes will be approximately $492.6 million after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds of this offering to redeem our outstanding $400 million of 2022 Notes, plus unpaid interest accrued thereon and the make-whole premium, and the balance of the net proceeds for general corporate purposes. Pending application of the net proceeds of the sale of the notes, we intend to invest such proceeds in short-term, interest bearing investments. As of January 2, 2021, we had approximately $400 million outstanding on the 2022 Notes. The 2022 Notes mature on April 1, 2022.

If any of the underwriters or their affiliates are holders of our 2022 Notes, such underwriters or affiliates will receive a portion of the proceeds from this offering. See “Underwriting—Conflicts of Interest.”

CAPITALIZATION

The following table sets forth, as of January 2, 2021, our consolidated cash and cash equivalents, long-term debt and stockholders’ equity on an actual basis and as adjusted to give effect to the sale of the notes and the application of the net proceeds. See “Use of Proceeds.” You should read this table in conjunction with our audited consolidated financial statements and the notes thereto and the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2021, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation by Reference” in this prospectus supplement.

	As of January 2, 2021
	Actual	As Adjusted
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents	$307,476	$384,879	(1)

Long-term debt, less non-amortized issuance costs:
2.400% Senior Notes due 2031 offered hereby(2)	—	492,603
Unsecured credit facility	50,000	50,000
4.375% senior notes due 2022(3)	399,398	—
3.500% senior notes due 2026	396,705	396,705
Accounts receivable securitization	114,000	114,000
Other	—	—

Total debt	960,103	1,053,308
Current maturities of long-term debt	—	—

Total long-term debt	$960,103	$1,053,308

Stockholders’ equity:
Preferred stock (par value $100, authorized 200,000 shares and none issued)	—	—
Preferred stock (par value $0.01, authorized 800,000 and none issued)	—	—
Common stock (stated par value $0.01 per share $.001 current par value, 500,000,000 authorized shares, 228,729,585 shares issued)	199	199
Treasury stock (17,126,261 shares)	(225,405)	(225,405)
Capital in excess of par value	659,682	659,682
Retained earnings(4)	932,094	920,242
Accumulated other comprehensive income	6,424	6,424

Total stockholders’ equity	$1,372,994	$1,361,142

Total capitalization	$2,333,097	$2,414,450

(1)

Expected increase in cash and cash equivalents after the application of the net proceeds of this offering reflects the use of approximately $415.2 million to redeem all of the outstanding 2022 Notes for an estimated make-whole premium of 103.8% of the outstanding principal amount thereof, plus accrued and unpaid interest to, but not including, an assumed redemption date of April 9, 2021.

(2)	Debt is presented net of debt discount and debt issuance costs in the capitalization table above.
(3)

Pursuant to accounting principles, the company recognized approximately $3.9 million in fees and other costs (the “deferred debt issuance cost”) and debt discount upon execution of the 2022 Notes. The deferred debt issuance cost and debt discount was amortized over the life of the 2022 Notes. Upon repayment of the 2022 Notes prior to their expiration, a $0.6 million (before tax) or $0.5 million (net of tax at the company’s effective tax rate) of deferred debt issuance cost and debt discount will be recognized by the company. In addition, the company expects to pay accrued and unpaid interest to, but not including, the redemption date and a make-whole premium of approximately $15.2 million in connection with the redemption of the 2022 Notes.

(4)	Amortization of the deferred debt issuance cost, debt discount, and make-whole premium is presented net of tax at the company’s effective tax rate.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities described in the section of the accompanying base prospectus entitled “Description of Debt Securities”, to which reference is made. References to “the company,” “we,” “us” and “our” in this section are only to Flowers Foods, Inc., the issuer of the notes, and not to its subsidiaries.

General

We will issue a total of $500.0 million aggregate principal amount of 2.400% Senior Notes due 2031 (the “notes”) that will mature on March 15, 2031 unless redeemed or repurchased prior to that date in accordance with the provisions set forth in “—Optional Redemption” or “—Repurchase Upon Change in Control Triggering Event,” respectively, below. The notes will be issued as a series of debt securities under the indenture, between the company and Wells Fargo Bank, National Association (the “Trustee”). The terms of the indenture are more fully described in the accompanying base prospectus. The following summary of certain provisions of the notes and the indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the notes and the indenture. Certain terms used but not defined in this prospectus supplement shall have the meanings given to them in the accompanying base prospectus, the notes or the indenture, as applicable.

The notes will be senior unsecured obligations of the company ranking equally with all of our existing and future senior unsecured indebtedness. The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series.

The notes will be issuable in denominations of $2,000 and integral multiples of $1,000 above that amount in book-entry form only. See “—Book-Entry System” below.

We may from time to time, without notice to, or the consent of, the holders of the notes, “reopen” the notes and issue more debt securities having the same terms as the notes being offered by this prospectus supplement (except as to issue date and, in some cases, issue price and first interest payment date). These additional debt securities, together with the notes offered by this prospectus supplement, will constitute a single series of debt securities under the indenture; provided, however, that we will use a separate CUSIP for any such additional debt securities that are not fungible with the notes offered hereby for U.S. federal income tax purposes.

The notes will bear interest at an annual rate of 2.400% per year from March 9, 2021. Interest is payable semiannually in arrears on March 15 and September 15 to holders of record at the close of business on the March 1 and September 1 (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date. The first interest payment date on the notes will be September 15, 2021. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date, the stated maturity date or any earlier date of redemption or repurchase falls on a day that is not a business day, the applicable payment will be made on the next business day, and no interest will accrue on the amount so payable for the period from and after such date to the next business day. The term “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

Optional Redemption

We may redeem the notes at our option, in whole or in part, on any date prior to December 15, 2030 (the date that is three months prior to the stated maturity of the notes (the “Par Call Date”)), at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if such notes matured on the Par Call Date (not including the amount, if any, of accrued and unpaid interest to, but not including, the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable treasury rate (as defined below) plus 20 basis points, plus, in each case, unpaid interest accrued thereon to, but not including, the date of redemption. In addition, at any time on or after the Par Call Date, we may also redeem the notes at our option, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus unpaid interest accrued thereon to, but not including, the date of redemption. Notwithstanding the foregoing, installments of interest on notes that are due and payable on an interest payment date falling on or prior to a redemption date will be payable on that interest payment date to the holders as of the close of business on the relevant record date according to the notes and the indenture.

For purposes of the optional redemption provisions of the notes, the following will be applicable:

The term “comparable treasury issue” means the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes assuming for this purpose, that the notes matured on the Par Call Date.

The term “comparable treasury price” means, with respect to any redemption date, (i) the average of three reference treasury dealer quotations for such redemption date, after excluding the highest and lowest such reference treasury dealer quotations or (ii) if the Trustee obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

The term “notice of redemption” means a written notice identifying the notes to be redeemed and describing the terms of such redemption in accordance with the indenture.

The term “quotation agent” means the reference treasury dealer appointed by us.

The term “redemption date,” when used with respect to any note to be redeemed, means the date fixed for such redemption by or pursuant to the indenture and specified in the notice of redemption.

The term “redemption price,” when used with respect to any note to be redeemed, means the price (including premium, if any, and interest, if any) at which it is to be redeemed pursuant to the indenture and specified in the notice of redemption.

The term “reference treasury dealer” means any primary U.S. government securities dealer in the United States selected by us.

The term “reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

The term “treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

Notice of any redemption will be mailed at least 15 days but not more than 45 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the Trustee will select the notes to be redeemed pro rata, or by lot, or by another method compliant with applicable legal and securities exchange requirements, if any, and that the Trustee deems to be fair and appropriate in accordance with DTC’s procedures. See the information contained under the caption “—Book Entry System.”

No Sinking Fund

The notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Repurchase Upon Change of Control Triggering Event

If a change of control triggering event (as defined below) occurs, unless we have exercised our option to redeem the notes as described under “—Optional Redemption”, we will be required to make an offer (the “change of control offer”) to each holder of the notes to repurchase all or any part (equal to a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes on the terms set forth in such notes. In a change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the notes plus unpaid interest, if any, accrued to, but not including, the date of repurchase (a “change of control payment”), subject to the rights of holders of notes on a record date to receive interest due to the related interest payment date.

Within 30 days following any change of control triggering event or, at our option, prior to any change of control (as defined below), but after public announcement of the transaction that constitutes or may constitute the change of control, we will mail a notice to each holder of notes, with a copy to the Trustee, describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed to holders (a “change of control payment date”). The notice, if mailed prior to the date of consummation of the change of control, will state that the change of control offer is conditioned upon the change of control triggering event occurring on or prior to the change of control payment date.

On the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

The paying agent will promptly transmit to each holder of properly tendered notes the change of control payment for the notes being repurchased, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unrepurchased portion, if any, of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for the change of control offer otherwise to be made by us, and the third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

Upon the occurrence of a change of control triggering event, we may not have sufficient funds to repurchase the notes in the amount of the change of control payment in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the notes.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

The term “change of control” means the occurrence of any one of the following:

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of our company and our subsidiaries (as defined below) taken as a whole to any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act other than to our company or our subsidiaries;

•

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than the number of shares;

•	we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or

•	the adoption of a plan relating to our liquidation, dissolution or winding up (other than our liquidation into a newly formed holding company).

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the holders of the voting stock of such holding company immediately after giving effect to that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately after giving effect to that transaction, no person or group (other than a holding company) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

The definition of “change of control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of our company and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of our company and our subsidiaries taken as a whole to another person or group may be uncertain.

The term “change of control triggering event” means the occurrence of both (1) a change of control and (2) a ratings event (as defined below).

The term “Fitch” means Fitch Ratings, Inc. and its successors.

The term “investment grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch (as defined below), Baa3 (or the equivalent) by Moody’s (as defined below) and BBB- (or the equivalent) by S&P (as defined below), and the equivalent investment grade credit rating from any substitute rating agency or rating agencies selected by us.

The term “Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s corporation, and its successors.

The term “person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

The term “rating agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to provide rating services to issuers or investors, a substitute rating agency.

The term “ratings event” means the notes cease to be rated as investment grade by at least two out of the three rating agencies on any day within the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible ratings change by any of the rating agencies other than solely with positive implications)

commencing on the earlier of (1) the public announcement of an intention to effect a change of control or (2) the consummation of a change of control and ending 60 days following the consummation of a change of control; provided, however, that a ratings event will not be deemed to have occurred in respect of a particular change of control (and thus such change of control will not constitute a change of control triggering event) unless at least two of the ratings agencies publicly announce or confirm or inform the Trustee that their ratings action was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, such change of control (whether or not the applicable change of control has occurred at the time of the rating event). If a rating agency is not providing a rating for the notes at the commencement of such period, the notes will be deemed to have ceased to be rated as investment grade by such rating agency during such period.

The term “S&P” means S&P Global Ratings Inc., a division of S&P Global Inc. and its successors.

The term “substitute rating agency” means a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by our Chief Executive Officer or Chief Financial Officer) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be, and acceptable to the Trustee.

The term “voting stock” means, with respect to any specified person (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the equity interests of such person that are at the time entitled to vote generally in the election of directors to the board of directors (or members of a comparable body) of such person.

Certain Covenants

Set forth below are certain covenants applicable to the notes. Additional covenants relating to the notes, including a covenant concerning mergers, consolidations and transfers of substantially all of our property and assets by us, are described under “Description of Debt Securities” in the accompanying base prospectus. You can find the definitions of certain terms used in this section under “—Certain Covenant Definitions.”

Limitations on Liens

Neither we nor our subsidiaries may incur or otherwise create in order to secure indebtedness for borrowed money upon any principal facility (as defined below) or any shares of capital stock or other equity interests that any of our subsidiaries owning any principal facility has issued to us or any of our other subsidiaries. If we or any of our subsidiaries incur such liens, then we must secure the notes to the same extent and in the same proportion as the indebtedness that is secured by such liens. This covenant does not apply, however, to any of the following:

•

in the case of a principal facility, liens incurred in connection with the issuance by a state or political subdivision thereof of any securities the interest on which is exempt from United States federal income taxes by virtue of Section 103 of the Internal Revenue Code of 1986, as amended, or any other laws or regulations in effect at the time of such issuance;

•	liens existing on the date of the indenture;

•	liens securing only debt securities issued under the indenture equally and ratably with all such debt securities;

•

liens on property or shares of capital stock or other equity interests existing at the time we or any of our subsidiaries acquire such property or shares of capital stock or other equity interests, including through a merger, share exchange or consolidation, or securing the payment of all or part of such purchase price or construction or improvement of such property incurred prior to, at the time of, or within 180 days after the later of the acquisition, completion of construction or improvement or commencement of full operation of such property or within 180 days after the acquisition of such shares of capital stock or other equity interests for the purpose of financing all or a portion of such purchase price or construction or improvement on such property;

•

liens on any principal facility in favor of a domestic or foreign governmental body to secure partial progress, advance or other payments pursuant to any contract with or statute of such governmental body;

•	liens securing indebtedness of a subsidiary owing to us or one of our other subsidiaries;

•	liens on assets which are presented on our balance sheet or the balance sheet of any of our subsidiaries because of the existence of a VIE transaction; or

•

liens for the sole purpose of extending, renewing or replacing in whole or in part the indebtedness secured by any lien referred to in the foregoing three bullet points or in this bullet point, provided that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement and such extension, renewal or replacement is limited to all or a part of the property that was secured by the lien so extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing, we and/or any of our subsidiaries may create, assume and incur liens that would otherwise be subject to the restriction described above, without securing the notes equally and ratably, if the aggregate value of all outstanding indebtedness secured by such liens and the value of all sale and leaseback transactions (as defined below) does not at the time exceed the greater of 15% of our consolidated net tangible assets (as defined below) or 15% of our consolidated capitalization (as defined below).

Notwithstanding the foregoing, any lien securing outstanding notes granted pursuant to this covenant will be automatically and unconditionally released and discharged upon the release by all holders of the debt secured by the lien giving rise to the lien securing the outstanding notes (including any deemed release upon payment in full of all obligations under such debt) or, with respect to any particular principal facility or capital stock or other equity interests of any of our subsidiaries securing outstanding notes, upon any sale, exchange or transfer to any person that is not one of our affiliates of such principal facility or capital stock or other equity interests; provided that no holder of debt secured thereby is secured by any other principal facility or capital stock or other equity interests of any of our subsidiaries upon such sale, exchange or transfer.

Limitations on Sale and Leaseback Transactions

A sale and leaseback transaction of any principal facility by us or any of our subsidiaries is prohibited unless, within 180 days of the effective date of the arrangement, an amount equal to the greater of the proceeds of the sale of the property leased or the fair value of the property at the time of entering into the arrangement (as determined by our board of directors) (“value”) is applied by us to either (1) the acquisition, directly or indirectly, of one or more principal facilities or a portion thereof, or (2) the retirement of non-subordinated indebtedness for money borrowed with a remaining maturity of more than one year, including the notes, except that any such sale and leaseback transaction is permitted to the extent that the value thereof plus the other outstanding indebtedness secured by liens that would otherwise be subject to the restrictions described in the first paragraph under “—Limitations on Liens” does not exceed the amount stated in the last paragraph under “—Limitations on Liens.” This covenant will also not apply to any sale and leaseback transaction between us and one of our subsidiaries or between our consolidated subsidiaries.

No Other Restrictive Covenants

There are no other restrictive covenants in the indenture. The indenture does not require us to maintain any financial ratios, minimum levels of net worth or liquidity or restrict the incurrence of indebtedness, the makeup of asset sales, the payment of dividends, the making of other distributions on our capital stock or the redemption or purchase of our capital stock. Moreover, the indenture does not contain any provision requiring us to repurchase or redeem any debt securities, including the notes, or modify the terms thereof or afford the holders thereof any other protection in the event of a change of control (except as specified above under “—Repurchase Upon Change of Control Triggering Event”), any highly leveraged transaction or any other transaction or event involving us that may materially and adversely affect our creditworthiness or the value of the debt securities, including the notes.

Certain Covenant Definitions

The term “subsidiaries” means any corporation, partnership, limited liability company or other entity of which a majority of all outstanding stock, partnership interests, membership interests or other equity interests, as the case may be, having ordinary voting power (i.e., without regard to the occurrence of any contingency) in the election of directors to the board of directors (or members of a comparable body) of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned or controlled by us or by one or more other subsidiaries or by us and one or more other subsidiaries.

The term “principal facility” means any individual facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing, production or distribution and located in the United States, now or hereafter owned or leased pursuant to a capital lease by us or any subsidiary, that has a gross book value (without deduction of any depreciation reserve) on the date as of which the determination is being made exceeding 4% of our consolidated capitalization, other than any property which, in the opinion of our board of directors, is not of material importance to the business conducted by us and our subsidiaries, taken as a whole.

The term “sale and leaseback transaction” means the sale or transfer of a principal facility with the intention of taking back a lease of the property, except a lease for a temporary period of less than three years, including renewals, with the intent that the use by us or any subsidiary will be discontinued on or before the expiration of such period.

The term “consolidated net tangible assets” means the excess of all assets over current liabilities appearing on our most recent quarterly or annual consolidated balance sheet, less goodwill and other intangible assets and the minority interests of others in our subsidiaries.

The term “consolidated capitalization” means the total of all of the assets appearing on our most recent quarterly or annual consolidated balance sheet, less:

•

current liabilities, including liabilities for indebtedness maturing more than one year from the date of the original creation thereof, but maturing within one year from the date of such consolidated balance sheet; and

•	deferred income tax liabilities appearing on such consolidated balance sheet.

The term “VIE transaction” means a transaction between us or any of our subsidiaries and a person where such person is, because of the nature of such transaction and the relationship of the parties, a variable interest entity under Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation, as the same may be revised, modified, amended, supplemented or restated from time to time.

Events of Default and Remedies

The indenture provides that events of default regarding the notes will be:

•	default for 30 days in the payment when due of interest on the notes;

•	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

•

failure by us to comply with any of non-payment covenant in the indenture (other than a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than the notes) after the Trustee notifies us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class notify us and the Trustee in writing, of such default and we do not cure such default or such default is not waived within 60 days after the receipt of such notice;

•

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us, whether such indebtedness now exists, or is created after the date of the indenture, if that default:

•

is caused by a failure to pay principal of, or interest or premium, if any, on, such indebtedness prior to the expiration of the grace period provided in such indebtedness following the stated maturity of such obligation (a “payment default”); or

•	results in the acceleration of such indebtedness prior to its stated maturity,

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates to $150 million or more; or

•

certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our significant subsidiaries or any group of our subsidiaries that, taken together, would constitute a significant subsidiary.

If an event of default (other than pursuant to the bankruptcy or insolvency provisions of the indenture with respect to us) regarding the notes should occur and be continuing, either the Trustee or the holders of at least 25% in the principal amount of the then outstanding notes may declare each notes due and payable immediately. If a bankruptcy or insolvency event occurs with respect to us, the notes will immediately become due and payable without any declaration or other act on the part of the Trustee or the holders of notes. The holders of a majority in principal amount of the then outstanding notes may rescind any acceleration and its consequences (other than with respect to an event of default pursuant to the bankruptcy or insolvency provisions of the indenture with respect to us) if (1) the rescission would not conflict with any judgment or decree, (2) we have paid or deposited with the Trustee a sum sufficient to pay in the currency in which the notes are payable (A) all overdue interest, if any, on all outstanding notes, (B) all unpaid principal of and premium, if any, any outstanding notes which has become due otherwise than by such a declaration of acceleration, and interest on such unpaid principal or premium at the rate or rates prescribed therefor in such notes or, if no such rate or rates are so prescribed, at the rate borne by the notes during the period of such default, and (C) to the extent that payment of such interest is enforceable under applicable law, interest upon overdue interest to that date of such payment or deposit at the rate or rates prescribed therefor in such notes, or if no such rate or rates are so prescribed, at the rate borne by the notes during the period of such default and (3) all existing events of default (other than for nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration) have been cured or waived.

The holders of a majority in aggregate principal amount of the then outstanding notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the indenture. The holders of a majority in aggregate principal amount of the then outstanding notes also will be entitled to waive past defaults regarding the notes, except for a default in payment of principal of or premium, if any, or interest or in respect of a covenant or provision which cannot be modified or amended under the indenture without the consent of the holder of each such note. The Trustee generally may not be ordered or directed by any of the holders of notes to take any action unless one or more of the holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it.

If the Trustee collects money from exercising the remedies under the indenture, the Trustee may fix a record date and payment date for any payment of such money to the holders of the notes.

If the Trustee collects any money in connection with an event of default regarding the notes, the Trustee may use any sums that it holds under the applicable indenture for its own reasonable compensation and expenses incurred prior to paying the holders of notes.

Before any holder of notes may institute action for any remedy, except payment on the holder’s debt security when due, the holders of not less than 25% in principal amount of the notes outstanding must request, in writing, that the Trustee to take action. Holders must also offer and give the Trustee security or indemnity reasonably satisfactory to it against liabilities incurred by the Trustee for taking such action.

Legal Defeasance and Covenant Defeasance

We may elect at any time to have all of our obligations and certain other provisions discharged with respect to the outstanding notes (“legal defeasance”) except for the rights of the holders of outstanding notes to receive payments in respect of the principal of or premium, if any, or interest on, the notes when such payments are due from the trust referred to below, certain other obligations of ours and certain other rights of the Trustee under the indenture.

In addition, we may elect at any time to have our obligations released with respect to certain covenants and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the notes (“covenant defeasance”). In the event covenant defeasance occurs, failure to comply with the following covenants will no longer constitute an event of default with respect to the notes:

•	the covenants previously described under “—Limitations on Liens;” and

•	the covenants previously described under “—Limitations on Sale and Leaseback Transactions.”

In order to exercise either legal defeasance or covenant defeasance in respect of the notes, we must irrevocably deposit with the Trustee for the benefit of the holders of the notes to be defeased money in amounts as will be sufficient to pay the principal of and premium, if any, and interest on the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be. In addition, we must satisfy other conditions, including delivery to the Trustee of an opinion of counsel and officer’s certificate in connection with such defeasance, and we may not exercise such defeasance if certain defaults or events of default with respect to the notes have occurred and are continuing on the date of such deposit or if such defeasance would result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries is bound.

Book-Entry System

The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, and registered in the name of Cede & Co., as nominee of DTC. Unless and until exchanged, in whole or in part, for notes in certificated registered form, a global note may not be transferred except as a whole by DTC for such global note to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by such depositary or any such nominee to a successor of DTC or a nominee of such successor.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of the notes within the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner of the notes will be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC or its nominee. If less than all of the notes are being redeemed, DTC will reduce the amount of the interest of direct participants in the notes in accordance with its procedures.

A beneficial owner of notes shall give notice to elect to have its notes repurchased or tendered, through its participant, to the Trustee and shall effect delivery of such notes by causing the direct participant to transfer the participant’s interest in such notes, on DTC’s records, to the Trustee. The requirement for physical delivery of notes in connection with a repurchase or tender will be deemed satisfied when the ownership rights in such notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of such notes to the Trustee’s DTC account.

In any case where a vote may be required with respect to the notes, neither DTC nor Cede & Co. will give consents for or vote a global note. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

We will make payments due on the notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detailed information, on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of such participants and not our responsibility or the responsibility of DTC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

Except as provided herein, a beneficial owner of an interest in a global note will not be entitled to receive physical delivery of certificated notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. Such laws may impair the ability to transfer beneficial interests in a global note.

As long as DTC, or its nominee, is the registered holder of a global note, DTC or such nominee will be considered the sole owner and holder of the notes represented thereby for all purposes under the notes and the indenture. Except in the limited circumstances referred to below, owners of beneficial interests in a global note will not be entitled to have such global note or any notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in exchange for the global note and will not be considered to be the owners or holders of such global note or any notes represented thereby for any purpose under the notes or the indenture. Accordingly, each person owning a beneficial interest in such global note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

If DTC is at any time unwilling or unable to continue as depositary for a global note and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for all of the notes represented by such global note. In addition, we may at any time and in our sole discretion determine not to have the notes represented by a global note and, in such event, we will issue the notes in certificated form in exchange for all of the notes represented by the global note. Finally, if an event of default, or an event which with the giving of notice or lapse of time or both would constitute an event of default, with respect to the notes represented by a global note has occurred and is continuing, then we will issue notes in certificated form in exchange for all of the notes represented by the global note.

Although DTC has agreed to the procedures provided above in order to facilitate transfers, it is under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Holding through Euroclear and Clearstream

You may hold interests in a global note through Clearstream Banking, S.A. (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

You will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, if you are a U.S. investor who holds your interests in the notes through these systems and wish on a particular day to transfer your interests, or to receive or make a payment or delivery or exercise any other right with respect to your interests, you may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, if you wish to exercise rights that expire on a particular day, you may need to act before the expiration date. In addition, if you hold your interests through both DTC and Euroclear or Clearstream, you may need to make special arrangements to finance any purchases or sales of your interests between the United States and European clearing systems, and those transactions may settle later than transactions within one clearing system.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the notes. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated thereunder, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge the conclusions stated below; and no ruling from the IRS or an opinion of counsel has been (or will be) sought on any of the matters discussed below.

This summary is limited to beneficial owners who purchase the notes on original issuance at their “issue price” for U.S. federal income tax purposes (generally, the first price at which a substantial amount of the notes is sold for cash to investors excluding sales to bond houses, brokers or similar persons or persons acting in the capacity of underwriters, placement agents or wholesalers) and who will hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). In addition, it does not address all the potential U.S. federal income tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example, dealers and certain traders in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, real estate investment trusts, tax-exempt entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, certain former citizens or residents of the United States, persons who hold notes as part of a straddle, hedge, conversion transaction, restructure sale or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, taxpayers subject to rules conforming the timing of certain income accruals to financial statements, individual retirement accounts or qualified retirement plans, controlled foreign corporations, passive foreign investment companies, and investors in pass-through entities, including Subchapter S corporations, partnerships and other entities or arrangements classified as partnerships for U.S. federal income tax purposes. If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. As a result, partnerships and partners in such partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the notes. This summary does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, or any foreign tax laws.

Certain Additional Payments

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes. For example, we are required to pay 101% of the principal amount of any note purchased by us at the holder’s election after a change of control, as described above under the heading “Description of the Notes—Repurchase Upon Change of Control Triggering Event.” In addition, we may be required to pay amounts in redemption of the notes in addition to the stated principal amount of and interest on the notes as described under “Description of the Notes—Optional Redemption.” The obligation to make these payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Treasury regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a holder’s income, gain or loss with respect to the notes to be different from the consequences discussed herein. The applicable Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. Although the issue is not free from doubt, we believe that the possibility of the payment of such additional amounts ought not result in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. This position is not binding on the IRS, which may take a contrary position and treat the notes as contingent payment debt instruments. If the notes were deemed to be contingent payment debt instruments, a holder would generally be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, a holder would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any payments are made that differ from the payments calculated based on the assumed yield. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the rules regarding contingent payment debt instruments and the consequences thereof.

Tax Consequences to U.S. Holders

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of a note who is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) a valid election is in effect under applicable Treasury regulations to treat the trust as a United States person.

Interest on a Note

It is anticipated, and this discussion assumes, that the notes will be issued at par or at a discount that is de minimis for U.S. federal income tax purposes. Stated interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Other Taxable Disposition of a Note

A U.S. Holder will generally recognize capital gain or loss on a sale, exchange, redemption, retirement or other taxable disposition of a note measured by the difference, if any, between (1) the amount realized on such disposition, and (2) the U.S. Holder’s adjusted tax basis in the note. The amount realized is the sum of the cash and the fair market value of any other property received by the U.S. Holder in such disposition, but does not include any amount attributable to accrued but unpaid interest, which if not previously included in income will be treated as interest as described under “—Interest on a Note” above. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the price the U.S. Holder paid for the note. Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, the note has been held by the U.S. Holder for more than one year; otherwise, the capital gain or loss will be short-term. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Additional Medicare Tax on Net Investment Income

U.S. Holders that are not corporations generally will be subject to a 3.8% additional tax (the “Medicare tax”) on the lesser of (a) such U.S. Holder’s “net investment income” for the taxable year, and (b) the excess of such U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s net investment income generally will include any income or gain recognized by such U.S. Holder with respect to our notes, unless such income or gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If a U.S. Holder is an individual, estate or trust, such U.S. Holder should consult its tax advisor regarding the applicability of the Medicare tax to income and gains in respect of the notes.

Information Reporting and Backup Withholding for U.S. Holders

In general, information reporting requirements will apply to certain payments of principal, premium (if any) and interest on and the proceeds of certain sales of notes unless the U.S. Holder is an exempt recipient. A backup withholding tax (currently at a 24% rate) may apply to such payments if the U.S. Holder fails to provide its taxpayer identification number or certification of exempt status or has been notified by the IRS that payments to the U.S. Holder are subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules will generally be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding rules in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

Tax Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will generally apply to a Non-U.S. Holder of a note. For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of a note who is for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

Payments of Interest

Subject to the discussion of backup withholding and FATCA below, payments of interest on a note generally will be exempt from U.S. federal income tax and withholding tax under the “portfolio interest” exemption if the Non-U.S. Holder properly certifies as to its foreign status (as described below) and the Non-U.S. Holder:

•

does not conduct a trade or business within the United States to which the interest income is effectively connected (or in the case of an applicable tax treaty, attributable to a permanent establishment in the United States);

•

does not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder;

•	is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership; and

•	is not a bank that receives such interest in a transaction described in Section 881(c)(3)(A) of the Code.

The portfolio interest exemption generally applies only if a Non-U.S. Holder appropriately certifies as to its foreign status. A Non-U.S. Holder can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form), or IRS Form W-8BEN-E (if the non-U.S. Holder is an entity and not an individual), to us or our paying agent certifying under penalty of perjury that such non-U.S. Holder is not a U.S. person. If a Non-U.S. Holder holds the notes through a securities clearing organization, financial institution or other agent acting on the Non-U.S. Holder’s behalf, certification requires that we or the person who otherwise would be required to withhold U.S. federal income tax must receive from the financial institution a certification, signed under penalties of perjury, that a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) or Form W-8BEN-E (if such non-U.S. Holder is an entity and not an individual) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of such a form is furnished to the payor. Special rules apply to foreign partnerships, estates and trusts; and in certain circumstances, certifications as to foreign status of partners, trust owners or beneficiaries may be required to be provided to our paying agent or to us. In addition, special rules apply to payments made through a qualified intermediary.

If a Non-U.S. Holder cannot satisfy the requirements described above for the portfolio interest exemption, payments of interest made to the Non-U.S. Holder on the notes will be subject to the 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides us or our paying agent either with (1) a properly executed IRS Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form), or IRS Form W-8BEN-E (if the non-U.S. Holder is an entity and not an individual), establishing an exemption from (or a reduction of) withholding under the benefit of an applicable tax treaty, or (2) a properly executed IRS Form W-8ECI (or the appropriate successor form) certifying that interest paid on the note is not subject to withholding tax because the interest is effectively connected with your conduct of a trade or business in the United States (and in the case of an applicable tax treaty, attributable to a permanent establishment in the United States).

Sale, Exchange or Other Taxable Disposition of a Note

Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other taxable disposition of a note generally will not be subject to U.S. federal income tax, unless:

•

such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (as described below in “—Income or Gain Effectively Connected with a U.S. Trade or Business”) or, in the event that an income tax treaty is applicable, such gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

If a Non-U.S. Holder is described in the first bullet point, see “—Income or Gain Effectively Connected with a U.S. Trade or Business” below. If a Non-U.S. Holder is described in the second bullet point, any gain realized from the sale, redemption, exchange, retirement or other taxable disposition of the notes will be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate) which may be offset by certain U.S. source losses, except as otherwise required by applicable income tax treaty.

To the extent that the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of a note is attributable to accrued but unpaid interest on the note, this amount generally will be treated in the same manner as described in “—Payments of Interest” above.

Income or Gain Effectively Connected with a U.S. Trade or Business

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest income and other payments received with respect to the note (including proceeds from any taxable disposition of the note) are effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders—Interest on a Note” above), but will not be subject to U.S. withholding tax if certain certification requirements are satisfied. A Non-U.S. Holder can generally meet these certification requirements by providing a properly executed IRS Form W-8ECI (or appropriate substitute form) to us or our paying agent. In the case of a Non-U.S. Holder that is a corporation, the portion of its earnings and profits that is effectively connected with its United States trade or business (and, in the case of an applicable tax treaty, attributable to its permanent establishment in the United States) may be subject to an additional “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

Information Reporting and Backup Withholding for Non-U.S. Holders

Any payments of interest on the notes to a Non-U.S. Holder, and the amount of tax, if any, withheld with respect to those payments, will generally be reported to the IRS and to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Backup withholding may apply to certain payments of principal and interest on the notes to a Non-U.S. Holder, as well as to the proceeds of certain sales of notes made through brokers, unless the Non-U.S. Holder has made appropriate certifications as to its foreign status, or has otherwise established an exemption. The certification of foreign status described above under “—Payments of Interest” is generally effective to establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability and may entitle a Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding rules in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” generally impose withholding of 30% on payments of U.S. source interest and sales or redemption proceeds from the dispositions of debt instruments of U.S. issuers to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. The IRS has issued proposed Treasury Regulations that eliminate FATCA withholding on payments of gross proceeds (but not on payments of interest). Pursuant to the proposed Treasury Regulations, we and any other applicable withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until the final regulations are issued or until such proposed Treasury Regulations are rescinded. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden) and providing the IRS with certain required information. We will not pay any additional amounts to holders of notes in respect of any taxes withheld from payments on the notes. Prospective investors should consult their tax advisers regarding the effects of FATCA (including the effects of any intergovernmental agreements) on their investment in the notes.

The summary of U.S. federal income tax considerations set forth above is intended for general information only and may not be applicable depending upon a holder’s particular situation. Prospective holders are urged to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of notes, including the tax consequences under U.S. federal income tax laws, state, local, non-U.S. and other tax laws and the possible effects of changes in U.S. or other tax laws.

UNDERWRITING (CONFLICTS OF INTEREST)

Deutsche Bank Securities Inc. and BofA Securities, Inc., are acting as joint book-running managers of this offering and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated March 2, 2021, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name of the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement.

Underwriter	Principal Amount of Notes
Deutsche Bank Securities Inc.	$166,000,000
BofA Securities, Inc.	124,500,000
Wells Fargo Securities, LLC	74,000,000
Rabo Securities USA, Inc.	39,000,000
PNC Capital Markets LLC	19,300,000
RBC Capital Markets, LLC	19,300,000
Regions Securities LLC	19,300,000
Siebert Williams Shank & Co., LLC	19,300,000
Truist Securities, Inc.	19,300,000

Total	$500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.400% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.250% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by the company
Per note	0.650%

We estimate that our total expenses for this offering will be $1.7 million, excluding the underwriting discount.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after the distribution has been completed, but will not be obligated to do so and may discontinue any market-making activities at any time without notice to, or the consent of, noteholders. No assurance can be given that an active trading market for the notes will develop and be maintained. If an active trading market for the notes does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected.

In connection with this offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Additionally, affiliates of Deutsche Bank Securities Inc., BofA Securities, Inc. and certain other underwriters are parties to and lenders under our existing revolving credit facility. Our existing revolving credit facility was negotiated on an arms’ length basis and contains customary terms pursuant to which the lenders receive customary fees.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Extended Settlement

We expect to deliver the notes against payment therefore on or about the settlement date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the notes. Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on any date prior to the second business day before delivery thereof will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Conflicts of Interest

Certain of the underwriters and affiliates of certain of the underwriters may be holders of our 2022 Notes. As such, it is possible that more than 5% of the proceeds of this offering (not including the underwriting discount) may be received by any one underwriter and/or its affiliates. In which case, this offering will be conducted in accordance with FINRA Rule 5121 and such underwriter or underwriters will not confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer. However, the appointment of a “qualified independent underwriter” is not required under FINRA Rule 5121 for this offering.

Notice to Prospective Investors in the EEA

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to any retail investor in any Member State of the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in the Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently no key information document required by the PRIIPs Regulation for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This document and any related free writing prospectus have been prepared on the basis that any offer of the notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This document and any related free writing prospectus are not prospectuses for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii) not a UK Qualified Investor; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently no key information document required by the UK PRIIPs Regulation for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

This document and any related free writing prospectus have been prepared on the basis that any offer of the notes in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This document and any related free writing prospectus are not prospectuses for the purposes of the UK Prospectus Regulation.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

No notes have been offered or sold, and no notes may be offered or sold, in Hong Kong, by means of any document, other than to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32) of Hong Kong. No document, invitation or advertisement relating to the notes has been issued or been in the possession of or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus supplement and the accompanying prospectus have not been reviewed or approved by any regulatory authorities, including the Securities and Future Commissions and the Companies Registry of Hong Kong and neither have they been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement and the accompanying prospectus may not be issued, circulated or distributed in Hong Kong, and the notes may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the notes will be required, and is deemed by the acquisition of the notes, to confirm that he is aware of the restriction on offers of the notes described in this prospectus supplement, the accompanying prospectus and the relevant offering documents and that he is not acquiring, and has not been offered, any notes in circumstances that contravene any such restrictions.

Notice to Prospective Investors in Japan

The offering of notes has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948), as amended (the “FIEA”) and each underwriter has agreed that it will not offer or sell any offered notes, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) by the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Section 274 and 275 of the SFA. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is: (a) a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or (b) a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the notes except: (1) to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust); (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

LEGAL MATTERS

Jones Day, Atlanta, Georgia, will pass upon certain legal matters for us in connection with the notes offered by this prospectus supplement. Sidley Austin LLP, New York, New York, will represent the underwriters in this offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended January 2, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Common Stock

Preferred Stock

Debt Securities

Rights

Warrants

Purchase Contracts

Units

We may offer and sell from time to time, in one or more offerings, together or separately:

•	common stock;

•	preferred stock;

•	debt securities;

•	rights;

•	warrants;

•	purchase contracts; and

•	units.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of the securities and their offering prices in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you decide to invest in any of these securities.

Our common stock is traded on the New York Stock Exchange under the symbol “FLO.”

Our securities may be offered directly, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 21, 2020

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement, containing specific information about the terms of the securities being offered and the manner in which they may be offered. The prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement and any pricing supplement may also add to, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read the entire prospectus, any applicable prospectus supplement and any pricing supplement together with additional information described under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information provided in this prospectus and any applicable prospectus supplement, including any information incorporated by reference therein, together with any pricing supplement. No one is authorized to provide you with information different from that which is contained, or deemed to be contained or incorporated by reference, in the prospectus, any applicable prospectus supplement and any pricing supplement. We are not making offers to sell securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus, any applicable prospectus supplement, any pricing supplement or any document incorporated by reference therein is accurate as of any date other than the date of the document in which the information is contained or other date referred to in that document, regardless of the time of sale or issuance of any security.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus to “Flowers Foods,” “we,” “us,” “our” or the “Company” refer to Flowers Foods, Inc., a corporation organized under the laws of the State of Georgia, and its consolidated subsidiaries.

-ii-

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including us.

The SEC allows us to “incorporate by reference” into this prospectus and any applicable prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, filed with the SEC on February 19, 2020 (the “Form 10-K”);

•

our Quarterly Reports on Form 10-Q for the quarterly periods ended April 18, 2020 (the “first quarter Form 10-Q”) and July  11, 2020, filed with the SEC on May  13, 2020 and August 6, 2020, respectively;

•	our Current Reports on Form 8-K filed with the SEC on February 3, 2020, February 21, 2020, May 28, 2020, August 7, 2020 and August 18, 2020;

•	the description of our capital stock in our Form 10/A filed with the SEC on February 9, 2001, as updated by Exhibit 4.8 to our Form 10-K, and as subsequently amended or updated; and

•

all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the termination of the offering under this prospectus.

You may request a copy of any or all of the information that has been incorporated by reference into this prospectus and any applicable prospectus supplement but not delivered with this prospectus and any applicable prospectus supplement at no cost by writing or telephoning us at the following address:

Flowers Foods, Inc.

1919 Flowers Circle

Thomasville, Georgia 31757

Telephone: (229) 226-9110

Attention: Investor Relations

We maintain an Internet site at http://www.flowersfoods.com, which contains our SEC filings and information concerning Flowers Foods and its consolidated subsidiaries. The information contained at our Internet site is not incorporated by reference into this prospectus, and you should not consider it a part of this prospectus.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus and any applicable prospectus supplement and certain other written or oral statements made from time to time by the Company and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our future financial condition and results of operations and the ultimate impact of the novel strain of coronavirus (“COVID-19”) on our business, results of operations and financial condition and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable.

Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in this prospectus and may include, but are not limited to:

•

unexpected changes in any of the following: (i) general economic and business conditions; (ii) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (iii) interest rates and other terms available to us on our borrowings; (iv) energy and raw materials costs and availability and hedging counter-party risks; (v) relationships with or increased costs related to our employees and third-party service providers; (vi) laws and regulations (including environmental and health-related issues); and (vii) accounting standards or tax rates in the markets in which we operate;

•

the ultimate impact of the COVID-19 outbreak and measures taken in response thereto on our business, results of operations and financial condition, which are highly uncertain and are difficult to predict;

•	the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products;

•	changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products;

•	the level of success we achieve in developing and introducing new products and entering new markets;

•	our ability to implement new technology and customer requirements as required;

•	our ability to operate existing, and any new, manufacturing lines according to schedule;

•

our ability to execute our business strategies, including those strategies we have initiated under Project Centennial, which may involve, among other things, (i) the integration of acquisitions or the acquisition or disposition of assets at presently targeted values, (ii) the deployment of new systems and technology, and (iii) an enhanced organizational structure;

•	consolidation within the baking industry and related industries;

•	changes in pricing, customer and consumer reaction to pricing actions, and the pricing environment among competitors within the industry;

•

disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body that could affect the independent contractor classifications of the independent distributors;

•	increasing legal complexity and legal proceedings that we are or may become subject to;

•	increases in employee and employee-related costs, including funding of pension plans;

•	the credit, business, and legal risks associated with independent distributors and customers, which operate in the highly competitive retail food and foodservice industries;

•

any business disruptions due to political instability, armed hostilities, incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events;

•	the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems; and

•	regulation and legislation related to climate change that could affect our ability to procure our commodity needs or that necessitate additional unplanned capital expenditures.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the SEC or in Company press releases) for other factors that may cause actual results to differ materially from those projected by the Company. Refer to Part I, Item 1A., Risk Factors, of the Form 10-K and Part II, Item 1A., Risk Factors, of the first quarter Form 10-Q and any subsequent Form 10-Q for additional information regarding factors that could affect the Company’s results of operations, financial condition and liquidity.

We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The Company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the Company (such as in our filings with the SEC or in Company press releases) on related subjects.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. Solely for convenience, some of the trademarks, trade names and copyrights referred to in this prospectus are listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, trade names and copyrights.

ABOUT FLOWERS FOODS

Flowers Foods is the second-largest producer and marketer of packaged bakery foods in the U.S. We operate in the highly competitive fresh bakery market and our product offerings include fresh breads, buns, rolls, snack cakes and tortillas, as well as frozen breads and rolls. We are focused on opportunities for growth within the baked foods category and seek to have our products available wherever bakery foods are consumed or sold — whether in homes, restaurants, fast food outlets, institutions, supermarkets, convenience stores, or vending machines. We manage our business as one operating segment.

We maintain our principal executive offices at 1919 Flowers Circle, Thomasville, Georgia 31757. Our telephone number there is (229) 226-9110.

RISK FACTORS

Before deciding whether to invest in any of our securities, in addition to the other information included or incorporated by reference into this prospectus and any applicable prospectus supplement, you should carefully consider the risk factors under the heading “Part I, Item 1A., Risk Factors” of the Form 10-K and “Part II, Item 1A., Risk Factors” of the first quarter Form 10-Q and any subsequent Form 10-Q, which are incorporated herein by reference. These risk factors may be amended, supplemented or superseded from time to time by:

•	risk factors contained in other periodic reports or information that we file with the SEC, which will be subsequently incorporated herein by reference;

•	any prospectus supplement accompanying this prospectus; or

•	a post-effective amendment to the registration statement of which this prospectus forms a part.

In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our business, financial condition, liquidity or results of operations. See “Caution Regarding Forward-Looking Statements” and “Where You Can Find More Information.”

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, which may include share repurchases, refinancing existing indebtedness, capital expenditures and possible acquisitions. We have not allocated a specific portion of the net proceeds from the sale of the securities offered hereby for any particular use at this time. Specific information concerning the use of proceeds from the sale of any securities will be included in the prospectus supplement relating to such securities.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our amended and restated articles of incorporation, as amended through May 21, 2020 (“Articles of Incorporation”), our amended and restated bylaws, as amended through May 21, 2020 (“Bylaws”), each of which has been publicly filed with the SEC, and applicable provisions of law. We have summarized certain portions of the Articles of Incorporation and Bylaws below. The summary is not complete. You should read the Articles of Incorporation and Bylaws for the provisions that are important to you.

Our authorized capital stock consists of:

•	500,000,000 shares of common stock, par value $0.01 per share;

•	200,000 shares of Series A Junior Participating Preferred Stock, par value $100 per share; and

•	800,000 shares of undesignated preferred stock, par value $0.01 per share.

As of July 31, 2020, there were 211,602,778 shares of our common stock issued and outstanding. No shares of our preferred stock are issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferential rights of any issued and outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of Flowers Foods, holders of our common stock are entitled to share ratably in all assets of Flowers Foods, if any, remaining after payment of liabilities and the liquidation preferences of any issued and outstanding preferred stock. Holders of our common stock have no preemptive rights, no cumulative voting rights and no rights to convert their shares of our common stock into any other securities of Flowers Foods or any other person.

Preferred Stock

Our authorized shares of common stock and preferred stock are available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of the stock exchange on which our securities may be listed or traded. If the approval of our shareholders is not required for the issuance of shares of our common stock or preferred stock, our Board of Directors may determine to issue shares without seeking shareholder approval.

Our Board of Directors is authorized, to the fullest extent permitted by law, to establish out of our authorized 800,000 shares of undesignated preferred stock, one or more classes or series of preferred stock, having such relative rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series, as our Board of Directors shall determine without further vote or action by the shareholders.

You should read the applicable prospectus supplement for the terms of the preferred stock offered. The terms of the preferred stock set forth in such prospectus supplement may include the following, as applicable to the preferred stock offered thereby:

•	the designation of the series of preferred stock, which may be by distinguishing number, letter or title;

•	the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

•

the dividend rate or rates of such shares, the date at which dividends, if declared, will be payable, and whether or not such dividends are to be cumulative and, if cumulative, the date or dates from which dividends shall be cumulative;

•	the amounts payable on shares of such preferred stock in the event of voluntary or involuntary liquidation, dissolution or winding up;

•	the redemption rights and price or prices, if any, for the shares of such preferred stock;

•	the terms and amount of any sinking fund or analogous fund providing for the purchase or redemption of the shares of such preferred stock, if any;

•	the voting rights, if any, granted to the holders of the shares of such preferred stock in addition to those required by Georgia law or the Articles of Incorporation;

•

whether the shares of preferred stock shall be convertible into shares of our common stock or any other class of our capital stock, and if convertible, the conversion price or prices, any adjustment thereof and any other terms and conditions upon which such conversion shall be made;

•	any other rights, preferences, restrictions, limitations or conditions relating to the shares of preferred stock as may be permitted by Georgia law or the Articles of Incorporation;

•	any listing of such preferred stock on any securities exchange; and

•	a discussion of federal income tax considerations applicable to such preferred stock.

The specific terms of any preferred stock to be sold under this prospectus will be described in the applicable prospectus supplement. If so indicated in such prospectus supplement, the terms of the preferred stock offered may differ from the general terms set forth below. The preferred stock offered will, when issued, be fully paid and nonassessable.

The issuance of preferred stock may have the effect of delaying or preventing a change in control of us without further action by our shareholders. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.

Certain Provisions of the Articles of Incorporation, the Bylaws and Georgia Law

Certain provisions of the Articles of Incorporation, the Bylaws and Georgia law may encourage persons considering unsolicited tender offers or other unilateral takeover provisions to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. These provisions could delay or discourage certain types of transactions involving an actual or potential change in control of us or our management (including transactions in which shareholders might otherwise receive a premium for their shares over the then current prices) and may limit the ability of shareholders to remove current management or approve transactions that shareholders may deem to be in their best interests and, therefore, could adversely affect the value of our securities.

Board of Directors

The Bylaws provide that the number of directors shall be between 3 and 16, and will be determined from time to time by our Board of Directors or by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of all classes of stock entitled to vote generally in the election of directors, voting together as a single class. The Bylaws also provide that newly created directorships resulting from any increase in the number of directors or any vacancies occurring on our Board of Directors will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of our Board of Directors, or by a sole remaining director. These provisions may deter a shareholder from seeking to remove incumbent directors and simultaneously attempting to gain control of our Board of Directors by filling newly created directorships or any vacancies with its own nominees.

Advance Notice of Proposals and Nominations

The Bylaws establish an advance notice procedure for shareholder proposals to be brought before a meeting of shareholders and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. As described more fully in the Bylaws, only such business may be conducted at a meeting of shareholders as has been brought before the meeting by, or at the direction of, our Board of Directors, or by a shareholder who has given to the Secretary timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. The presiding officer at a shareholders meeting has the authority to make these determinations. Only persons who are nominated by, or at the direction of, our Board of Directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as our directors.

Special Meetings of Shareholders

The Articles of Incorporation provides that special meetings of shareholders may be called only by the Chairman of our Board of Directors or by the Chairman of our Board of Directors or Secretary when requested in writing by a majority of the total number of Directors or by the holders of at least 25% of the voting power of the then outstanding shares of our common stock. This provision could have the effect of inhibiting shareholder actions that require a special meeting of shareholders, unless our Board of Directors requests or the Chairman of our Board of Directors calls such a special meeting.

Preferred Stock

As discussed above, the Articles of Incorporation authorize the issuance of undesignated preferred stock, in one or more classes or series. Undesignated preferred stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock. In some instances the preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that our Board of Directors opposes.

Certain Anti-Takeover Effects of Georgia Law

We have elected in the Bylaws to be subject to the Fair Price and Business Combination provisions of the Georgia Business Corporation Code (the “GBCC”). Under the Fair Price Provision, in addition to any vote required by law or by the Articles of Incorporation, “business combinations” with an “interested shareholder” must be:

•	unanimously approved by the “continuing directors,” provided that the continuing directors constitute at least three members of the board of directors at the time of the approval; or

•

recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder, who is, or whose affiliate is, a party to the business combination.

Under the Business Combinations provision, we are generally prohibited from entering into business combination transactions with any “interested shareholder” for a five-year period following the time that such shareholder became an interested shareholder unless:

•	prior to such time, the board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

•

in the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the voting stock of Flowers Foods outstanding at the time the transaction commenced, excluding those shares owned by directors or officers, their affiliates, or associates, subsidiaries of Flowers Foods, or specified employee stock plans of Flowers Foods; or

•

subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in the interested shareholder becoming the beneficial owner of at least 90% of the outstanding voting stock of Flowers Foods, excluding those shares owned by directors or officers, their affiliates, or associates, subsidiaries of Flowers Foods, or specified employee stock plans of Flowers Foods, and the business combination was approved at an annual or special meeting of shareholders by the holders of a majority of the voting stock entitled to vote thereon, excluding voting stock beneficially owned by the interested shareholder or by directors or officers, their affiliates, or associates, subsidiaries of Flowers Foods, or specified employee stock plans of Flowers Foods.

Under the GBCC, repeal of the bylaws subjecting us to these provisions requires the affirmative vote of (i) at least two-thirds of the continuing directors, (ii) the holders of a majority of the voting power of the then outstanding shares of our common stock and preferred stock entitled to vote thereon, excluding any shares beneficially owned by any interested shareholder and affiliates and associates of any interested shareholder, and (iii) the holders of at least 66 2/3% of the voting power of the then outstanding shares of our common stock and preferred stock voting together, to the extent the outstanding shares of our preferred stock are afforded voting rights and powers generally equal to the voting rights and powers of our common stock. A “continuing director” means (i) any director who is not an affiliate or associate of an interested shareholder or its affiliates, other than Flowers Foods or any of our subsidiaries, and who was a director of Flowers Foods prior to the date the shareholder became an interested shareholder, and (ii) any successor to such continuing director who is not an affiliate or associate of an interested shareholder or any of its affiliates, other than Flowers Foods or our subsidiaries, and is recommended or elected by a majority of all of the continuing directors. An “interested shareholder” means any person, other than Flowers Foods or our subsidiaries, that (i) with its affiliates, beneficially owns or has the right to own 10% or more of the voting power of the then outstanding voting shares of Flowers Foods, or (ii) is an affiliate of Flowers Foods and has, at any time within the preceding two-year period, been the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of Flowers Foods.

Transfer Agent and Registrar

Computershare Inc. is the transfer agent and registrar for our common stock.

DESCRIPTION OF DEBT SECURITIES

This section summarizes the general terms of the debt securities that we may offer. The prospectus supplement relating to any particular debt securities offered will describe the specific terms of the debt securities, which may be in addition to or different from the general terms summarized in this section. As required by U.S. federal securities law, the debt securities offered pursuant to this prospectus are governed by a document called an indenture, dated as of April 3, 2012, between us, as issuer, and Wells Fargo Bank, National Association, as trustee (the “indenture”). The indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You should read the indenture for a more complete understanding of the provisions we describe below. Please see “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

In the discussion that follows, we summarize certain provisions of the indenture and describe in this section the general terms that will apply to any debt securities that may be offered by us pursuant to this prospectus. This discussion is not complete, and is qualified by reference to all the provisions of the indenture, including definitions of terms used in the indenture. At the time that we offer debt securities, we will describe in the related prospectus supplement the specific terms of the offered debt securities and the extent to which the general terms described in this section apply to those debt securities.

The prospectus supplement relating to any series of debt securities will describe the terms of any series of debt securities being offered, including:

•

the title of the series (which will distinguish the debt securities of that particular series from the debt securities of any other series but which may be part of a series of debt securities previously issued);

•	the price or prices (expressed as a percentage of the principal amount thereof) at which the debt securities of the series will be issued;

•	the denominations in which the debt securities of the series will be issuable if other than denominations of $2,000 and any integral multiples of $1,000 in excess thereof;

•

any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture (except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other debt securities of the series pursuant to the indenture);

•

whether the debt securities of the series will be issuable as global securities, the terms and conditions, if any, upon which such global securities may be exchanged in whole or in part for debt securities of such series in certificated form registered in the names of the individual holders thereof, the depositary for such global securities, and the form of any legend or legends to be borne by any such global securities in addition to or in lieu of the legend set forth in the indenture;

•	the date or dates on which the principal of the debt securities of the series is payable;

•

(i) the rate or rates, if any, at which the debt securities of the series will bear interest (which may be fixed or variable); (ii) the manner in which the amounts of payment of principal (including amounts payable in excess thereof) of or interest, if any, on the debt securities of the series will be determined, if such amounts may be determined by reference to any commodity or commodity, currency, stock exchange or financial index; (iii) the date or dates from which interest, if any, will accrue; (iv) the date or dates on which interest, if any, of the debt securities of the series will commence and be payable; and (v) any regular or special record date for the payment of interest, if any, on the debt securities of the series;

•

(i) if other than in U.S. dollars, the currency in which debt securities of a series are denominated, which may include any foreign currency or any composite of two or more currencies; and (ii) the currency or currencies in which payments on such debt securities are payable, if other than the currency in which such debt securities are denominated;

•	the place or places where the principal of and interest, if any, on the debt securities of the series shall be payable, or the method of such payment, if by wire transfer, mail or other means;

•	any depositaries, interest rate calculation agents or other agents with respect to debt securities of such series if other than those appointed in the indenture;

•

if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, purchased or repaid, in whole or in part, at the option of Flowers Foods;

•

our obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof upon the happening of any event and the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities of the series will be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•

if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series that will be payable upon acceleration of the maturity thereof pursuant to the indenture;

•	any addition to or change in the covenants (and related defined terms) set forth in the indenture that applies to debt securities of the series;

•

any addition to or change in the events of default that applies to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable pursuant to the indenture;

•	the provisions relating to any security provided for the debt securities of the series;

•	the subordination, if any, of the debt securities of the series pursuant to the indenture;

•	the form and terms of any guarantee of the debt securities of the series and the subordination, if any, of such guarantees pursuant to the indenture;

•	if and as applicable, the terms and conditions of any right to exchange for or convert debt securities of the series into shares of our common stock or other securities or another person; and

•	any other terms of the debt securities of the series.

The terms of any series of debt securities may vary from the terms described here. Thus, this summary also is subject to and qualified by reference to the description of the particular terms of the debt securities to be described in the prospectus supplement.

Payment and Paying Agents

We will pay interest to holders listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if such holders no longer own the debt security on the interest due date. We may choose to pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. Payments in any other manner will be specified in the prospectus supplement.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. We will notify the trustee of changes in the paying agents for any particular series of debt securities.

Merger, Consolidation or Sale of Assets

Unless otherwise specified in the applicable prospectus supplement, Flowers Foods will not: (i) consolidate or merge with or into another person or (ii) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its and its subsidiaries’ properties or assets taken as a whole, in one or more related transactions, to another person, unless:

•

either: (a) Flowers Foods is the surviving entity; or (b) the person formed by or surviving any such consolidation or merger (if other than Flowers Foods) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation, partnership or limited liability Company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

•

the person formed by or surviving any such consolidation or merger (if other than Flowers Foods) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of Flowers Foods under the debt securities and the indenture pursuant to agreements reasonably satisfactory to the trustee; and

•

immediately after such transaction, no default or event of default exists (other than in the case of: (i) a merger of Flowers Foods with an affiliate solely for the purpose of reincorporating Flowers Foods in another jurisdiction; or (ii) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Flowers Foods and its subsidiaries).

Modification of the Indenture

Unless otherwise specified in the applicable prospectus supplement, Flowers Foods and the trustee may amend or supplement the indenture or the debt securities of a series without the consent of any holder of debt securities:

•	to cure any ambiguity, defect or inconsistency, provided that no such action shall adversely affect the interests of the holders in any material respect;

•	to comply with the indenture’s provisions regarding merger, consolidation or sale of assets;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

to evidence the assumption of our obligations under the indenture and the debt securities by a successor thereto in the case of a consolidation or merger or a sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of our and our subsidiaries’ properties or assets, taken as a whole;

•

to comply with the provisions of any clearing agency, clearing corporation or clearing system, or the requirements of the trustee or the registrar, relating to transfers and exchanges of the debt securities pursuant to the indenture;

•

to make any change that would provide any additional rights or benefits to the holders of the debt securities of a series, that would surrender any right, power or option conferred by the indenture on Flowers Foods or, with respect to matters or questions arising under the indenture or the debt securities, that does not adversely affect in any material respect the legal rights of any holder of such debt securities;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•

to conform the text of the indenture (only with respect to such series) or any board resolution, supplemental indenture or officer’s certificate with respect to the debt securities of such series to the description of notes contained in the offering document pursuant to which such debt securities were sold;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

in the case of subordinated debt securities, to make any change in the provisions of the indenture or any supplemental indenture relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions; provided that such change is made in accordance with the provisions of such senior indebtedness;

•

to add to, change or eliminate any of the provisions of the indenture with respect to any series of debt securities; although no such addition, change or elimination may apply to any series of debt security created prior to the execution of such amendment and entitled to the benefit of such provision, nor may any such amendment modify the legal rights of a holder of any such debt security with respect to such provision, unless the amendment becomes effective only when there is no outstanding debt security of any series created prior to such amendment and entitled to the benefit of such provision;

•	to secure Flowers Foods’ obligations under the debt securities and the indenture;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as may be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee; or

•	to allow any guarantor to execute a supplemental indenture or a guarantee with respect to the debt securities.

Unless otherwise specified in the applicable prospectus supplement, Flowers Foods and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series, amend or supplement the indenture or the debt securities of a series or the rights of the holders of the debt securities of such series. Without the consent of the holder of each security affected, no amendment, supplemental indenture or waiver may be made that, as to any non-consenting holders:

•	reduces the percentage of principal amount of outstanding securities of any series whose holders must consent to an amendment, supplemental indenture or waiver;

•	reduces the rate of interest on the securities or changes the index or reduces the spread applicable to any floating rate securities;

•	reduces the principal amount of or premium, if any, on the securities or changes the stated maturity of any of the securities;

•	changes the place, manner or currency of payment of principal of, or premium, if any, or interest on the securities;

•	makes any change in the provisions of the indenture relating to seniority or subordination of any security that adversely affects the rights of any holder under such provisions;

•	reduces the principal amount of discount securities payable upon acceleration of the maturity thereof;

•

waives a default or event of default in the payment of the principal of or premium, if any, or interest on the securities (except a rescission of the declaration of acceleration of the securities of any series by the holders of a majority in principal amount of the outstanding securities of such series and a waiver of the payment default resulting from such declaration that has been rescinded);

•

makes any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of securities to receive payments of principal of or premium, if any, or interest on the securities or the right to institute suit for the enforcement of any such payments;

•

waives a payment with respect to any securities payable on redemption at the option of Flowers Foods or repurchase at the option of the holder thereof or changes any of the provisions with respect to the redemption or repurchase of any securities; or

•	makes any change in the amendment and waiver provisions of the indenture requiring the consent of the holder of each security affected thereby.

Events of Default and Remedies

Unless otherwise specified in the applicable prospectus supplement, the indenture provides that events of default regarding the debt securities of any series will be:

•	default for 30 days in the payment when due of interest on debt securities of that series;

•	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the debt securities of that series;

•

failure by Flowers Foods to comply with any non-payment covenant in the indenture (other than a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than that series) after the trustee notifies Flowers Foods, or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding voting as a single class notify Flowers Foods and the trustee, of such default and Flowers Foods does not cure such default or such default is not waived within 60 days after the receipt of such notice;

•

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Flowers Foods, whether such indebtedness now exists, or is created after the date of the indenture, if that default:

•

is caused by a failure to pay principal of, or interest or premium, if any, on, such indebtedness prior to the expiration of the grace period provided in such indebtedness following the stated maturity of such obligation (a “Payment Default”); or

•	results in the acceleration of such indebtedness prior to its stated maturity,

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to such amount as may be set forth in the applicable prospectus supplement;

•

certain events of bankruptcy or insolvency described in the indenture with respect to Flowers Foods or any of its significant subsidiaries or any group of subsidiaries of Flowers Foods that, taken together, would constitute a significant subsidiary; and

•	any other event of default provided with respect to debt securities of that series, which is specified in the applicable prospectus supplement.

If an event of default (other than pursuant to the bankruptcy or insolvency provisions of the indenture with respect to Flowers Foods) regarding debt securities of any series issued under the indenture should occur and be continuing, either the trustee or the holders of at least 25% in the principal amount (or, if such securities are discount securities, such portion of the principal amount as specified in the applicable prospectus supplement) of the then outstanding debt securities of such series may declare each debt security of that series due and payable immediately. If a bankruptcy or insolvency event occurs with respect to Flowers Foods, the debt securities of such series will immediately become due and payable without any declaration or other act on the part of the trustee or the holders of the debt securities of such series. The holders of a majority in principal amount of debt securities of such series may rescind any acceleration and its consequences (other than with respect to an event of default pursuant to the bankruptcy or insolvency provisions of the indenture with respect to Flowers Foods) if (1) the rescission would not conflict with any judgment or decree, (2) Flowers Foods has paid or deposited with the trustee a sum sufficient to pay in the currency in which the debt securities of that series are payable (A) all overdue interest, if any, on all outstanding debt securities of that series, (B) all unpaid principal of and premium, if any, any outstanding debt securities of that series which has become due otherwise than by such a declaration of acceleration, and interest on such unpaid principal or premium at the rate or rates prescribed therefor in such notes or, if no such rate or rates are so prescribed, at the rate borne by the debt securities during the period of such default, and (C) to the extent that payment of such interest is enforceable under applicable law, interest upon overdue interest to that date of such payment or deposit at the rate or rates prescribed therefor in such debt securities, or, if no such rate or rates are so prescribed, at the rate borne by the debt securities during the period of such default and (3) all existing events of default (other than for nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration) have been cured or waived.

The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the indenture. The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series also will be entitled to waive past defaults regarding such debt securities, except for a default in payment of principal of or premium, if any, or interest on such debt securities or in respect of a covenant or provision that cannot be modified or amended hereunder without the consent of the holder of each such debt security. The trustee generally may not be ordered or directed by any of the holders of debt securities to take any action unless one or more of the holders shall have offered to the trustee indemnity or security reasonably satisfactory to it.

If the trustee collects any money in connection with an event of default regarding the debt securities of any series, the trustee may use any sums that it holds under the applicable indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.

Before any holder of any series of debt securities may institute action for any remedy, except payment on the holder’s debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the trustee security or indemnity reasonably satisfactory to it against liabilities incurred by the trustee for taking such action.

Legal Defeasance and Covenant Defeasance

Unless otherwise specified in the applicable prospectus supplement, Flowers Foods may at any time elect to have all of its obligations and certain other provisions discharged with respect to the outstanding debt securities (“Legal Defeasance”) except for the rights of holders of outstanding debt securities to receive payments in respect of the principal of or premium, if any, or interest on, such debt securities when such payments are due from the trust referred to below, certain other obligations of Flowers Foods and certain other rights of the trustee under the indenture.

In addition, Flowers Foods may at any time elect to have the obligations of Flowers Foods released with respect to certain covenants and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities (“Covenant Defeasance”). In the event Covenant Defeasance occurs, certain events described under “—Events of Default and Remedies” (not including non-payment) will no longer constitute an event of default with respect to the debt securities.

In order to exercise either Legal Defeasance or Covenant Defeasance in respect of any series of debt securities, in addition to the satisfaction of other conditions, Flowers Foods must irrevocably deposit with the trustee for the benefit of the holders of such debt securities to be defeased money in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of and premium, if any, and interest on the outstanding debt securities of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be. In addition, Flowers Foods must deliver to the trustee an opinion of counsel and officer’s certificate in connection with such defeasance, and Flowers Foods may not exercise such defeasance if certain defaults or events of default with respect to debt securities of such series have occurred and are continuing on the date of such deposit or if such defeasance would result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Flowers Foods or any of its subsidiaries is a party or by which Flowers Foods or any of its subsidiaries is bound.

Satisfaction and Discharge

Unless otherwise specified in the applicable prospectus supplement, the indenture will be discharged and will cease to be of further effect with respect to the debt securities of a particular series, when:

•	either:

•

all debt securities of such series that have been authenticated and, except for lost, stolen or destroyed debt securities of such series that have been replaced or paid and debt securities of such series for whose payment money has been deposited in trust or segregated and held in trust by Flowers Foods and thereafter repaid to Flowers Foods, have been delivered to the trustee for cancellation; or

•	all debt securities of such series that have not been delivered to the trustee for cancellation:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•

if redeemable in accordance with the terms of such debt securities, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in Flowers Foods’ name, and at Flowers Foods’ expense;

and Flowers Foods has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of debt securities of such series, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on such series of debt securities delivered to the trustee for cancellation (in the case of debt securities of such series that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be:

•	Flowers Foods has paid or caused to be paid all other sums payable by it under the indenture in respect of the debt securities of such series; and

•

Flowers Foods has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities at maturity or on the redemption date, as the case may be.

In addition, Flowers Foods must deliver an officer’s certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Subordination

If specified in the applicable prospectus supplement, the debt securities of a series may be subordinated, which we refer to as subordinated debt securities, to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. To the extent we conduct operations through subsidiaries, the holders of debt securities (whether or not subordinated debt securities) will be structurally subordinated to the creditors and any preferred equity holders of our subsidiaries.

Conversion and Exchange Rights

If specified in the applicable prospectus supplement, the debt securities of a series may be convertible into or exchangeable for common stock or other securities of Flowers Foods or another entity. We will describe in the applicable prospectus supplement, among other things, the conversion or exchange rate or price and any adjustments thereto, the conversion or exchange period or periods, provisions as to whether conversion or exchange will be mandatory, at our option or at the option of the holders of that series of debt securities, and provisions affecting conversion or exchange in the event of the redemption of that series of debt securities.

Guarantees

Except to the extent otherwise provided in the applicable prospectus supplement, our obligations under the debt securities and the indenture will not be guaranteed by any of our subsidiaries.

Reporting

Unless otherwise specified in the applicable prospectus supplement, the indenture requires Flowers Foods to provide the trustee with a copy of the reports, information and documents that it files with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days after it files the same with the SEC. Documents filed by Flowers Foods with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR; provided, however, that the trustee shall have no liability to determine if such filing has occurred. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Flowers Foods compliance with any of the covenants under the indenture. Flowers Foods will also comply with Section 314(a) of the Trust Indenture Act. Notwithstanding anything in the indenture to the contrary, Flowers Foods will not be deemed to have failed to comply with any of its agreements under this covenant for purposes of the third bullet under “—Events of Default and Remedies” until 90 days after the date any report, information or document is required to be filed with the SEC pursuant to this covenant.

Further Issues

Unless specified otherwise with respect to a series of debt securities in a prospectus supplement, Flowers Foods may from time to time, without notice to or the consent of the registered holders of a series of debt securities, create and issue further debt securities of ranking equally with the debt securities of any series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with, and have the same terms as to status or otherwise as, such previously issued debt securities.

Form, Exchange, Registration and Transfer

The debt securities will be issued only in registered form. Debt securities of a series will either be global securities registered in book-entry form or definitive certificates registered in the name of the holders thereof. Procedures relating to global securities are described below under “Book-Entry Procedures and Settlement.” Unless otherwise provided in the applicable prospectus supplement, debt securities denominated in United States dollars will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The prospectus supplement relating to offered securities denominated in a foreign or composite currency will specify the denomination of the offered securities.

Debt securities represented by a paper certificate may be presented for exchange or transfer at the office of the registrar. Holders will not have to pay any service charge for any registration of transfer or exchange of their certificates, but Flowers Foods may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer.

Book-Entry Procedures and Settlement

The debt securities initially will be issued in book-entry form only and represented by one or more global securities registered in the name of, and deposited with a custodian for, The Depository Trust Company (“DTC”), or its nominee. DTC or its nominee will be the sole registered holder of the debt securities for all purposes under the indenture. Owners of beneficial interests in the debt securities represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in these securities will be shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of debt securities under the global securities or the indenture. Flowers Foods and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities under the terms of the indenture.

Concerning the Trustee

Wells Fargo Bank, National Association is the trustee under the indenture. The trustee may engage in transactions with, or perform services for, Flowers Foods and its affiliates in the ordinary course of business.

Governing Law

The debt securities and the indenture will be governed by, and construed in accordance, with the laws of the State of New York without regard to conflicts of laws principles thereof.

DESCRIPTION OF RIGHTS

We may issue subscription rights to purchase common stock, preferred stock, debt securities or other securities. These subscription rights may be issued independently or together with any other security offered by us and may or may not be transferable by the securityholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other investors pursuant to which the underwriters or other investors may be required to purchase any securities remaining unsubscribed for after such offering.

To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the rights to purchase shares of our securities offered thereby, including the following:

•	the date of determining the securityholders entitled to the rights distribution;

•	the price, if any, for the subscription rights;

•	the exercise price payable for the common stock, preferred stock, depositary shares, debt securities or other securities upon the exercise of the subscription right;

•	the number of subscription rights issued to each securityholder;

•	the amount of common stock, preferred stock, depositary shares, debt securities or other securities that may be purchased per each subscription right;

•	any provisions for adjustment of the amount of securities receivable upon exercise of the subscription rights or of the exercise price of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

•	the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights;

•	any applicable U.S. federal income tax considerations; and

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the transferability, exchange and exercise of the subscription rights.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock, preferred stock, rights, debt securities or any combination of these securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. In connection with any warrants, we may enter into a standby underwriting agreement with one or more underwriters or other investors pursuant to which the underwriters or other investors will agree to purchase any securities underlying such warrants that remain unpurchased upon the expiration of such warrants.

The following outlines some of the general terms and provisions of the warrants that we may issue from time to time. Additional terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement. The following description, and any description of the warrants included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement, which we will file with the SEC in connection with any offering of warrants.

The prospectus supplement relating to a particular issue of warrants exercisable for debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation, number or principal amount and terms of our common stock, preferred stock, debt securities, other securities or combination thereof, purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the debt securities, if any, with which the warrants are issued and the number of warrants issued with each such security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the principal amount and price of each underlying security that may be purchased upon exercise of a warrant;

•	the dates on which the right to exercise the warrants commences and expires;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the material terms of any standby underwriting agreement entered into by us in connection with any warrants;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including contracts obligating holders of such contracts to purchase from us, and for us to sell to holders, a specific or variable number of shares of our common stock or preferred stock, rights, warrants, debt securities or other property, or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or variable number of shares of our common stock or preferred stock, rights, warrants, debt securities or other property, or any combination of the above. The price of the securities or other property subject to the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and one or more of our other securities described in this prospectus or securities or other obligations of third parties, including U.S. treasury securities, securing the holder’s obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder’s obligations in a manner specified in the applicable prospectus supplement.

To the extent appropriate, the applicable prospectus supplement will describe the specific terms of any purchase contracts offered thereby, including the following:

•

whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	any applicable federal income tax considerations; and

•	whether the purchase contracts will be issued in fully registered or global form.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other classes of securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date or occurrence. The units may be issued under unit agreements to be entered into between us and a unit agent, as detailed in the prospectus supplement relating to the units being offered.

To the extent appropriate, the applicable prospectus supplement will describe the specific terms of any units offered thereby, including the following:

•

the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

A summary of any material U.S. federal income tax consequences to persons investing in the securities offered by this prospectus may be set forth in any applicable prospectus supplement. The summary will be prepared for information purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of securities are urged to consult their own tax advisors prior to any acquisition of securities.

PLAN OF DISTRIBUTION

We may sell the securities being offered by this prospectus through agents, underwriters and dealers, or through a combination of those means. Additionally, securities may be sold to other purchasers directly or through agents, or in another manner as described in the applicable prospectus supplement. The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of any of the securities covered by this prospectus will be named, and any commissions payable by us to such agent set forth, in the applicable prospectus supplement. Agents may be entitled under agreements that may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933 (the “Securities Act”), and such agents or their affiliates may be customers of, extend credit to or engage in transactions with or perform services for us in the ordinary course of business.

If any underwriters are utilized in the sale, securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. We will enter into an underwriting agreement with those underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the applicable prospectus supplement. This prospectus supplement will be used by the underwriters to make resales of the securities covered by this prospectus to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against certain liabilities, including liabilities under the Securities Act, and the underwriters or their affiliates may be customers of, extend credit to or engage in transactions with, or perform services for, us in the ordinary course of business.

If dealers are utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to such dealers, as principal. The dealers may then resell the securities to the public at varying prices to be determined by the dealers at the time of resale. Dealers may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, and those dealers or their affiliates may be customers of, extend credit to or engage in transactions with, or perform services for, us in the ordinary course of business.

We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the applicable prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

In connection with the sale of any of these securities, underwriters, dealers or agents may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of securities by them, may be deemed to be underwriting discounts and commissions under the Securities Act.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in a supplement to this prospectus, the validity of the securities offered by this prospectus will be passed upon for us by Jones Day, Atlanta, Georgia.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 28, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$500,000,000

2.400% Senior Notes due 2031

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Deutsche Bank Securities	BofA Securities
Wells Fargo Securities	Rabo Securities

Co-Managers

PNC Capital Markets LLC	RBC Capital Markets
Regions Securities LLC	Siebert Williams Shank
Truist Securities

March 2, 2021